EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-172615) pertaining to the ViewPoint Financial Group 2007 Equity Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-182122) pertaining to the ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan, and

(3)	Registration Statement (Form S-3 No. 333-208026) pertaining to the LegacyTexas Financial Group, Inc. “shelf” registration;

of our reports dated February 9, 2017, with respect to the consolidated financial statements of LegacyTexas Financial Group, Inc. (formerly ViewPoint Financial Group, Inc.) and the effectiveness of internal control over financial reporting of LegacyTexas Financial Group, Inc., included in this Annual Report (Form 10-K) of LegacyTexas Financial Group, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Dallas, Texas
February 9, 2017